Exhibit 99.1
NEWS

For Release            Immediate


Contacts               (News Media) Tony Zehnder, EVP, Corporate Communications
                       312.396.7086
                       (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893



              Conseco Declares Dividend on Class B Preferred Stock
                        and Announces Annual Meeting Date

Carmel, Ind., June 30, 2005 - Conseco, Inc. (NYSE:CNO) today announced that it has declared a dividend on the outstanding shares of its Class B 5.50% Mandatorily Convertible Preferred Stock (NYSE: CNO PrB) of $0.34375 per share. The dividend is payable on August 15, 2005 to the holders of record at the close of business on August 1, 2005.

Conseco also announced that its annual meeting of shareholders will be held at 11:00 a.m. (local time) on August 29, 2005 at its offices in Carmel, Indiana. Holders of record at the close of business on July 12, 2005 will be entitled to vote at the annual meeting. The annual meeting will also be available via webcast, which will be accessible through the Investors section of the company's website as follows:

https://www.conseco.com/conseco/selfservice/about/investors/index.jhtml?cat
=invest

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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